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ElderTrust

A Healthcare Real Estate                               101 East State Street
     Investment Trust                                  Suite 100
                                                       Kennett Square, PA  19348
                                                       T 888.234.REIT
                                                       T 610.925.4200
                                                       F 610.925.4351






Contact: Kelly McAteer
         Investor Relations
         (610) 925-4200
         www.eldertrust.com


        ElderTrust Announces Continued Listing by New York Stock Exchange
                    NYSE Will Reevaluate on January 11, 2001
           U.S. Bankruptcy Court Hearing Scheduled for January 4, 2001
                  Objection Deadline Set for December 22, 2000



Kennett Square, PA, (December 7, 2000) - ElderTrust (NYSE:ETT), an equity healthcare REIT, today announced that it has been notified by the New York Stock Exchange (NYSE) that the NYSE is prepared to continue the Company's listing on that exchange and to monitor its performance over the thirty trading days subsequent to November 27, 2000. In the NYSE's notification, the NYSE noted that the Company's plan to meet the criteria is heavily dependent on its reaching agreements with Genesis Health Ventures Inc. and The Multicare Companies, as well as obtaining approval of these agreements from the U.S. Bankruptcy Court. In addition, the NYSE noted that on November 27, 2000 the Company's market capitalization exceeded the $15 million standard. In addition, the Company was in compliance with the minimum $1 share value requirement as of that date. As a result, the NYSE stated that (i) it was prepared to continue the Company's listing at this time, (ii) it would monitor the Company's compliance with the criteria for the thirty-day trading period subsequent to November 27, 2000 and
(iii) it would reevaluate the listing status on January 11, 2001 in light of the Company's compliance with the continued listing criteria as well as its plan accomplishments to date.

"We are very pleased to make this announcement today," said D. Lee McCreary, Jr., ElderTrust's President and Chief Executive Officer. "As was previously announced, the Company had submitted a plan to the NYSE that outlined what steps were to be taken by the Company to meet the continued listing criteria. The first steps in that plan were to reach acceptable arrangements with Genesis and Multicare to restructure the many transactions between us and for Genesis and Multicare to file motions with the U.S. Bankruptcy Court seeking approval of those agreements. These steps were completed and announced by ElderTrust on November 22, 2000 and November 27, 2000, respectively." Mr. McCreary added,


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"Based on the market reaction to this news, on November 27, 2000 the Company's market capitalization exceeded the $15 million standard and once again met the $1 minimum share value requirement. Accordingly, the NYSE indicated it was prepared to continue the listing of ElderTrust at this time and reevaluate the Company's listing status on January 11, 2000."

ElderTrust also announced today that the motions filed by Genesis and Multicare on November 27, 2000 with the U.S. Bankruptcy Court seeking approval of the agreements between the Company, Genesis and Multicare are scheduled to be heard by the U.S. Bankruptcy Court on January 4, 2001. The last day for objections to be filed by other interested parties is December 22, 2000. If approved, the transactions contemplated by the agreements are expected to be completed by January 31, 2001.

ElderTrust is a real estate investment trust that invests in real estate properties used in the healthcare services industry, principally along the East Coast of the United States. Since commencing operations in January 1998, the Company has acquired direct and indirect interests in 31 buildings and has loans outstanding of $31 million, net of allowance, in construction and term financing on eight additional healthcare facilities.

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although ElderTrust believes the expectations reflected in such forward-looking statements are reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from ElderTrust's expectations include the extent to which Genesis and Multicare continue to make lease and loan payments to the Company, approval of the tentative agreements reached between ElderTrust and Genesis and Multicare and completion of the transactions contemplated thereby, real estate conditions, the Company's ability to refinance its existing bank credit facility when it matures in June 2001 or to further extend the maturity date thereof, changes in the economic conditions and other risks detailed from time to time in the Company's SEC reports and filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.




                       For more information on ElderTrust
                visit ElderTrust's Web site at www.eldertrust.com

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